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                                                                   EXHIBIT 10.17

                                                                      Par Chadha
                                                         Chief Executive Officer

June 18, 1999

Mr. Dan Sullivan
c/o NETsilicon, Inc.
411 Waverly Oaks Road, Suite 227
Waltham, MA 02154

VIA FEDEX


Dear Dan:

We propose that the following terms govern your continued employment as Chief Financial Officer of NETsilicon, Inc.; if they are acceptable to you please indicate your concurrence by signing at the place indicated below:

SALARY AND CONTINGENT COMPENSATION: Your base salary shall be increased to $150,000 per calendar year, effective immediately upon your execution of this letter agreement. In addition to your base salary, you shall receive a bonus to be paid once per year, contingent upon NETsilicon's achievement of financial milestones as set out in NETsilicon's annual operating plan and as approved by the full board of NETsilicon prior to the fiscal year for which such bonus would be due. The amount of your annual bonus shall have a maximum value equal to 40% of your base salary at the commencement of the respective fiscal year. Pursuant to the prior approval of NETsilicon's board, you may receive a pro rata share of your maximum bonus at the end of such quarter or year to reflect NETsilicon's partial achievement of its financial milestones as set out in the annual operating plan. However, NETsilicon's board may specify minimum partial milestones which NETsilicon must achieve in order for any pro rata portion of your bonus to be paid. In the event that all or a majority share of NETsilicon, Inc. is sold to an unaffiliated party, and you are an active participant in the process whereby that share of NETsilicon, Inc., is sold, then you shall receive one quarter (0.25) of one percent of the total value of that transaction and to be paid in kind and at such time as Osicom Technologies receives its consideration for that share. In the event of such a sale, any unvested options to purchase the common stock of NETsilicon, Inc., which have been uncontingently granted to you prior to the date upon which such sale becomes effective shall immediately vest thereupon and you would have 90 days to exercise them and after which they expire.

SEVERANCE FOLLOWING TERMINATION WITHOUT CAUSE: In the event that you are terminated without cause, you shall continue to receive your medical benefits and salary at a rate equal to your salary on the date of such termination for the succeeding twelve months. You shall also have the right for 90 days following the date of your termination to exercise any options to purchase the common stock of Osicom Technologies, Inc. and or NETsilicon, Inc., that have been uncontingently granted to you as of the date of your termination, regardless of whether such options have been vested or not. In the

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event that you are terminated without cause, and [within the immediately preceding six month period] Osicom Technologies has announced the cancellation of the initial public offering of NETsilicon, Inc. (the "IPO"), then you shall receive 12 months medical benefits and salary continuation as described above as well as an additional one-time payment equal to your full annual salary at the time of your termination. In the event that you are terminated without cause, and Osicom Technologies has announced the cancellation of the IPO, and all or a majority share of NETsilicon, Inc. has been sold to an unaffiliated party prior to the date of your termination, and, you were an active participant in the process whereby that share of NETsilicon, Inc., was sold, then you shall receive twenty-five one hundredths of one percent (0.25) of the total value of that transaction, and to be paid in kind and at such time as Osicom Technologies receives its consideration for that share, if such consideration has not already been paid as of the date of your termination.

VOLUNTARY SEPARATION: In the event that Osicom Technologies, Inc., has not announced the cancellation of the IPO within the prior six months, and Osicom Technologies, Inc., has not entered into a definitive agreement to sell all or a majority share of NETsilicon, Inc., to an unaffiliated party, and if no proceedings to terminate you with cause have been initiated, and you voluntarily terminate your employment, then you shall receive your regular salary for twelve months following the date of your voluntary termination. In addition, you shall receive a one-time payment equal to 9 months salary at your then-applicable rate of pay. However, if you voluntarily terminate your employment after an sale of NETsilicon then you shall receive no severance.

REDUCTION IS RESPONSIBILITIES: In the event that a sale of all or a majority share of NETsilicon has been completed and your responsibilities within 6 months after the sale are reduced as a result thereof, and you voluntarily terminate your employment at NETsilicon, Inc., then you shall receive your regular salary for twelve months following the date of your voluntary termination.


Very truly yours,

/s/ Par Chadha
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Par Chadha
PSC:ah
                                             /s/ Dan Sullivan
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                                                          Dan Sullivan